UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                         Pacific Gateway Exchange, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    694327107
                                 (Cusip Number)


The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 2 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Ronald L. Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             2,191,720
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,191,720
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* X
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          11.3%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 3 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Janet Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             1,318,820
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,318,820
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          6.8%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 4 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        James Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             1,203,820
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,203,820
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          6.2%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 5 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Jami Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             1,163,820
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,163,820
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          6.0%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 6 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Jeffrey Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             1,203,820
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,203,820
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          6.2%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                             General Reporting Rules


--------------------------------------------------------------------------------
Cusip No. 694327107                13G                        Page 7 of 12 Pages

--------------------------------------------------------------------------------
  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Julie Jensen
        Social Security Number:  ###-##-####
--------------------------------------------------------------------------------
  2     Check the appropriate box if a member of a group*          (a)
                                                                   (b) X
--------------------------------------------------------------------------------
  3     SEC Use Only
--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
   Number of      5     Sole Voting Power
     Shares       --------------------------------------------------------------
  Beneficially    6     Shared Voting Power
    Owned by      --------------------------------------------------------------
      Each        7     Sole Dispositive Power
   Reporting
     Person             1,163,820
      With        --------------------------------------------------------------
                  8     Shared Dispositive Power
  ------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,163,820
--------------------------------------------------------------------------------
  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
  11    Percent of Class Represented by Amount in Row (9)          6.0%
--------------------------------------------------------------------------------
  12    Type of Reporting Person*

        IN
--------------------------------------------------------------------------------

                                                              Page 8 of 12 Pages


Item 1(a).  Name of Issuer:  Pacific Gateway Exchange, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            533 Airport Boulevard, Suite 505
            Burlingame, California 94010

Item 2(a).  Name of Person Filing:

            Ronald L. Jensen, Janet Jensen, James Jensen, Jami Jensen, Jeffrey Jensen, and Julie Jensen are the filing persons and they each disclaim membership in a group and beneficial ownership of the shares owned by the others.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            4001 McEwen, Suite 200, Dallas, Texas 75244 is the principal business address for all of the filing persons.

Item 2(c).  Citizenship:

            Each filing person is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            694327107

Item 3. If this statement is filed pursuant to rules 13d-1(b), or 13d-2(b), check whether the person filing is a: not applicable, filed pursuant to rule 13d-1(c)

            (a)   ___Broker or dealer registered under Section 15 of the Act.

            (b)   ___ Bank as defined in Section 3(a)(6) of the Act.

            (c)   ___ Insurance Company as defined in Section 3(a)(19) of the
                  Act.

            (d) ___ Investment Company registered under Section 8 of the Investment Company Act.

            (e) ___ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (f) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d- 1(b)(1)(ii)(F).

            (g) ___ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

            (h)   ___ Group, in accordance with Rule 13d-a(b)(1)(ii)(H).

                                                              Page 9 of 12 Pages


Item 4.     Ownership:

            As of December 31, 1996, Ronald L. Jensen, Janet Jensen, James Jensen, Jami Jensen, Jeffrey Jensen, and Julie Jensen, collectively, beneficially owned an aggregate of 8,245,820 shares of Common Stock of Pacific Gateway Exchange, Inc. (the "Company") which represented approximately 42.4% of the outstanding shares. All such shares have an irrevocable proxy power that has been granted to Howard Neckowitz, Chairman of the Board, President and Chief Executive Officer of the Company. Such proxies held by Mr. Neckowitz expire on January 1, 1998. Ronald L. Jensen, Janet Jensen, James Jensen, Jami Jensen, Jeffrey Jensen, and Julie Jensen each disclaim membership in a group, and their individual share ownership and percentages and information regarding the manner in which the shares are beneficially owned are set forth in their respective cover pages.

Item 5.     Ownership of Five Percent or Less of a Class:

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable.

Item 9.     Notice of Dissolution of Group:

            Not Applicable.

Item 10.    Certification:

            Not Applicable.

                                                             Page 10 of 12 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.





Date: February 13, 1997                                /s/Ronald L. Jensen
                                                       -------------------
                                                       Ronald L. Jensen




Date: February 13, 1997                                /s/Janet Jensen
                                                       ---------------
                                                       Janet Jensen



Date: February 13, 1997                                /s/James Jensen
                                                       ---------------
                                                       James Jensen



Date: February 13, 1997                                /s/Jami Jensen
                                                       --------------
                                                       Jami Jensen



Date: February 13, 1997                                /s/Jeffrey Jensen
                                                       -----------------
                                                       Jeffrey  Jensen



Date: February 13, 1997                                /s/Julie Jensen
                                                       ---------------
                                                       Julie Jensen

                                                             Page 11 of 12 Pages


                         Pacific Gateway Exchange, Inc.

                                  Exhibit Index

                                                                      Page
Agreement of Joint Filing                                              12

                                                             Page 12 of 12 Pages

                            AGREEMENT OF JOINT FILING


     Ronald L. Jensen, Janet Jensen, James Jensen, Jami Jensen, Jeffrey Jensen, and Julie Jensen hereby agree that this Statement on Schedule 13G as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended.





Date:  February 13, 1997                                 /s/Ronald L. Jensen
                                                         -------------------
                                                         Ronald L. Jensen




Date:  February 13, 1997                                 /s/Janet Jensen
                                                         ---------------
                                                         Janet Jensen



Date:  February 13, 1997                                 /s/James Jensen
                                                         ---------------
                                                         James Jensen



Date:  February 13, 1997                                 /s/Jami Jensen
                                                         --------------
                                                         Jami Jensen



Date:  February 13, 1997                                 /s/Jeffrey Jensen
                                                         -----------------
                                                         Jeffrey  Jensen



Date:  February 13, 1997                                 /s/Julie Jensen
                                                         ---------------
                                                         Julie Jensen